Filed Pursuant to Rule 424(b)(5)
Registration No. 333-193610

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 30, 2016

PROSPECTUS SUPPLEMENT

(To prospectus dated November 30, 2016)

7,000,000 Depositary Shares

Rexnord Corporation

Each Representing a 1/20th Interest in a Share of

    % Series A Mandatory Convertible Preferred Stock

We are offering 7,000,000 depositary shares, each of which represents a 1/20th interest in a share of our     % Series A Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The shares of mandatory convertible preferred stock will be deposited with American Stock Transfer & Trust Company, LLC as bank depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of     % on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and common stock on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2017 and ending on, and including, November 15, 2019.

Each share of our mandatory convertible preferred stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share has a liquidation preference of $50). Unless earlier converted, each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the last trading day of the final averaging period into between                      and                      shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 22nd scheduled trading day prior to November 15, 2019, which we refer to herein as the “final averaging period.” At any time prior to November 15, 2019, a holder of 20 depositary shares may cause the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of                     , subject to anti-dilution adjustments. If a holder of 20 depositary shares causes the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Prior to this offering, there has been no public market for the depositary shares.

We do not intend to apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) unless we are advised by the underwriters prior to issuance of the depositary shares that the minimum distribution requirement established by the NYSE for listing the depositary shares has been satisfied and the underwriters request that we apply for listing of the depositary shares on the NYSE. Our common stock is listed on the NYSE under the symbol “RXN.”

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Share		Total
Public offering price		$50		$350,000,000
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to Rexnord Corporation	$		$

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 1,050,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares to investors on or about                     , 2016.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities

Barclays	Citigroup

The date of this prospectus supplement is November 30, 2016.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

We have not authorized any other person to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Rexnord,” “we,” “us,” “our” and the “Company” means Rexnord Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) (File No. 1-35475). The address of our principal executive office is 247 Freshwater Way, Milwaukee, Wisconsin 53204. Our phone number is (414) 643-3000. Our internet website address is www.rexnord.com. We make available free of charge, on or through our internet website, as soon as reasonably practicable after they are electronically filed or furnished to the SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements on Schedule 14A, as well as amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Copies of any materials that we file with the SEC can also be obtained free of charge through the SEC’s website at www.sec.gov. The SEC’s Public Reference Room can be contacted at 100 F Street, N.E., Washington, D.C. 20549, or by calling 1-800-732-0330. Information contained on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as

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permitted by the rules and regulations of the SEC. For further information about us, you should refer to the registration statement. This prospectus supplement and the accompanying prospectus summarize provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the risk factors and cautionary statements included in the accompanying prospectus and elsewhere in this prospectus supplement, or otherwise previously disclosed in the documents incorporated herein by reference, that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference attributable to us apply only as of the date of such documents and are expressly qualified in their entirety by the cautionary statements included in such documents. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

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SUMMARY

This summary does not contain all the information that you should consider before investing in our mandatory convertible preferred stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision. Our fiscal year is the year ending March 31 of the corresponding calendar year. For example, our fiscal year 2016, or fiscal 2016, means the period from April 1, 2015 to March 31, 2016.

Our Company

Rexnord is a growth-oriented, multi-platform industrial company with what we believe are leading market shares and highly-trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification have allowed us to provide highly-engineered, mission-critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. We operate our Company in a disciplined way and the Rexnord Business System (“RBS”) is our operating philosophy. Grounded in the spirit of continuous improvement, RBS creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance throughout all aspects of our business.

Our strategy is to build the Company around multiple, global strategic platforms that participate in end markets with sustainable growth characteristics where we are, or have the opportunity to become, the industry leader. We have a track record of acquiring and integrating companies and expect to continue to pursue strategic acquisitions within our existing platforms that will expand our geographic presence, broaden our product lines, and allow us to move into adjacent markets. Over time, we may add strategic platforms to our Company. Currently, our business is comprised of two platforms, Process & Motion Control and Water Management.

We believe that we have one of the broadest portfolios of highly engineered, mission- and project-critical Process & Motion Control products for industrial and aerospace applications worldwide. Our Process & Motion Control portfolio includes products and services used to safely, reliably and efficiently solve a wide range of demanding process and discrete automation and motion control applications. Our Water Management platform is a leader in the multi-billion dollar, specification-driven, commercial and institutional construction market for water management products as well as municipal water and wastewater treatment markets. Our Water Management product portfolio includes building and site water management solutions used primarily in nonresidential construction and retrofit end markets and engineered flow control products for the municipal water and wastewater treatment market worldwide.

Our products are generally “specified” or requested by end users across both of our strategic platforms as a result of our products’ reliable performance in demanding environments, our custom application engineering capabilities, and our ability to provide global customer support. Typically, our Process & Motion Control products are initially incorporated into products sold by original equipment manufacturers (“OEMs”) or sold to end users as critical components in large, complex systems where the cost of failure or downtime is high, and thereafter replaced through industrial distributors as they are consumed or require replacement.

The demand for our Water Management products is primarily driven by new infrastructure, the retrofit of existing structures to make them more energy and water efficient, commercial and institutional construction, and, to a lesser extent, residential construction. We believe we have become a market leader in the industry by developing innovative products that meet the stringent third-party regulatory, building, and plumbing code requirements and by subsequently achieving specification of our products into projects and applications.

We are led by an experienced, high-caliber management team that employs RBS as a proven operating philosophy to drive excellence and world-class performance in all aspects of our business by focusing on the “Voice of the Customer” process and ensuring superior customer satisfaction. Our footprint encompasses 45 principal Process & Motion Control manufacturing, warehouse, and repair facilities and 26 principal Water Management manufacturing and warehouse facilities located around the world which allow us to meet the needs of our increasingly global customer base as well as our distribution channel partners.

The Offering

The summary below describes the principal terms of the depositary shares and our mandatory convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of Capital Stock” as supplemented by the “Description of Mandatory Convertible Preferred Stock” section of this prospectus supplement, for a more detailed description of the terms of the mandatory convertible preferred stock. As used in this section, the terms “Rexnord,” “us,” “we,” or “our” refer to Rexnord Corporation and not any of its subsidiaries.

Securities we are offering	7,000,000 depositary shares, each of which represents a 1/20th interest in a share of our % Series A Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. Each depositary share entitles the holder of such depositary share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 1,050,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Public offering price	$50 per depositary share.

Liquidation preference	$1,000 per share of our mandatory convertible preferred stock (equivalent to $50 per depositary share).

Dividends

    % of the liquidation preference of $1,000 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the initial issue date (as defined below) and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $         per share of our mandatory convertible preferred stock (equivalent to $         per depositary share). Each subsequent dividend is expected to be approximately

$ per share of our mandatory convertible preferred stock (equivalent to $ per depositary share). See “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock—Definitions”), of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash, such excess amount shall constitute accumulated and unpaid dividends on the mandatory convertible preferred stock that have not been paid.

The initial price equals $1,000, divided by the maximum conversion rate (as defined below), rounded to the nearest $0.0001, and is approximately equal to the per share closing price of our common stock on , 2016.

Dividend payment dates	February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2017 and ending on, and including, November 15, 2019.

Redemption	Neither the depositary shares nor our mandatory convertible preferred stock is redeemable.

Mandatory conversion date	The third business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be November 15, 2019.

Mandatory conversion

On the mandatory conversion date, each outstanding share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on November 15, 2019, we will pay such dividend to the holders of record on the applicable record date, as described above. If, on or prior to November 1, 2019, we have not declared and paid all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared and paid (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, pay such excess amount in cash.

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our mandatory convertible preferred stock will be not more than shares of common stock and not less than shares of common stock (respectively, the “maximum conversion rate” and the “minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per depositary share will be not more than shares of common stock and not less than shares of common stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding November 15, 2019. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion.” The following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of mandatory convertible preferred stock
Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $1,000 by the applicable market value

Less than the initial price	shares of common stock

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	shares of common stock

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately % appreciation over the initial price.

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), at any time prior to November 15, 2019, a holder of mandatory convertible preferred stock may elect to convert such holder’s shares of our mandatory convertible preferred stock, in whole or in part, at the minimum conversion rate of shares of common stock per share of mandatory convertible preferred stock (equivalent to shares of common stock per depositary share) as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/20th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares only in lots of 20 depositary shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared and paid all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared and paid for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; Fundamental change dividend make-whole amount	If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to November 15, 2019, holders of the mandatory convertible preferred stock will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than November 15, 2019). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our mandatory convertible preferred stock during that period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of % per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), together, the “make-whole dividend amount”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amount; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/20th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares upon a fundamental change only in lots of 20 depositary shares.

If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or a portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) dividends or distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as specifically required by Delaware law or our Amended and Restated Certificate of Incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, February 15, 2017), whether or not consecutive, the holders of mandatory convertible preferred stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (2) amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation so as to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or (3) consummate a binding share exchange or reclassification involving shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity unless the mandatory convertible preferred stock remains outstanding or is replaced by preference securities with terms no less favorable to holders, in each case, subject to certain exceptions.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights” and “Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock.”

Ranking	The mandatory convertible preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to (i) our common stock and (ii) each other class of capital stock established after the first date of original issue of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•	on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to all of our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of September 30, 2016, we had total outstanding consolidated debt of approximately $1,822.7 million and no outstanding shares of preferred stock. See “Description of Certain Indebtedness.”

Related party purchases	Certain of our directors have indicated an interest in purchasing in the aggregate of our depositary shares for an aggregate purchase price of $ million in this offering at the public offering price.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us for this offering, will be approximately $339.1 million (or approximately $390.0 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering to repay approximately $169.6 million (or $195.0 million if the underwriters exercise their option to purchase additional depositary shares in full) of our outstanding term loan indebtedness under our credit agreement, with the remainder for general corporate purposes. See “Use of Proceeds.”

Material United States federal income tax considerations	The material United States federal income tax considerations of purchasing, owning and disposing of the depositary shares and any common stock received upon their conversion are described under “Material United States Federal Income Tax Considerations.”

Listing	We do not intend to apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) unless we are advised by the underwriters prior to issuance of the depositary shares that the minimum distribution requirement established by the NYSE for listing the depositary shares has been satisfied and the underwriters request that we apply for listing of the depositary shares on the NYSE. Our common stock is listed on the NYSE under the symbol “RXN.”

Transfer agent and registrar	American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the mandatory convertible preferred stock and our common stock.

Risk factors	See “Risk Factors” beginning on page 16 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the depositary shares.

As of October 31, 2016, 102,761,239 shares of common stock were outstanding. This does not include:

•	9,398,832 shares reserved for issuance upon exercise of outstanding options or vesting of outstanding restricted stock units or performance stock units;

•	4,966,824 shares reserved for future issuance under our incentive compensation plans; and

•	shares issuable upon conversion of the mandatory convertible preferred stock.

Summary Financial Data

The following table sets forth our summary historical financial information. The historical statements of operations data for the fiscal years ended March 31, 2016, 2015 and 2014 and the historical balance sheet data as of March 31, 2016 and 2015 are derived from, and should be read in conjunction with, our audited consolidated financial statements and related notes incorporated by reference herein. The historical statements of operations data for the six months ended September 30, 2016 and September 30, 2015 and the historical balance sheet data as of September 30, 2016 are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements and related notes incorporated by reference herein.

Results for the six months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any future period.

The information contained in this table should also be read in conjunction with “Risk Factors” and our financial statements and the related notes incorporated by reference herein.

(in millions, except share and per share amounts)	Six Months Ended September 30, 2016 (3)	Six Months Ended September 30, 2015	Year Ended March 31, 2016	Year Ended March 31, 2015 (1)	Year Ended March 31, 2014 (2)
Statements of Operations:
Net sales	$962.8	$971.0	$1,923.8	$2,050.2	$2,034.3
Cost of sales	623.4	631.9	1,258.6	1,304.0	1,280.9

Gross profit	339.4	339.1	665.2	746.2	753.4
Selling, general and administrative expenses	213.2	197.3	385.7	415.1	419.1
Restructuring and other similar costs	10.0	4.6	34.9	12.9	8.4
Actuarial loss on pension and postretirement benefit obligations	—	—	12.9	59.4	2.7
Amortization of intangible assets	25.1	28.5	57.4	55.1	50.8

Income from operations	91.1	108.7	174.3	203.7	272.4
Non-operating (expense) income:
Interest expense, net	(46.5)	(43.5)	(91.4)	(87.9)	(109.1)
Loss on the extinguishment of debt (4)	—	—	—	—	(133.2)
Other income (expense), net (5)	(2.6)	(1.4)	3.1	(7.2)	(15.1)

Income from continuing operations before income taxes	42.0	63.8	86.0	108.6	15.0
Provision (benefit) for income taxes	(1.5)	20.0	17.1	16.8	(10.0)

Net income from continuing operations	43.5	43.8	68.9	91.8	25.0
(Loss) income from discontinued operations, net of tax (6)	—	—	(1.4)	(8.0)	4.6

Net income	43.5	43.8	67.5	83.8	29.6
Non-controlling interest loss (7)	—	(0.1)	(0.4)	—	(0.6)

Net income attributable to Rexnord	$43.5	$43.9	$67.9	$83.8	$30.2

(in millions, except share and per share amounts)	Six Months Ended September 30, 2016 (3)	Six Months Ended September 30, 2015	Year Ended March 31, 2016	Year Ended March 31, 2015 (1)	Year Ended March 31, 2014 (2)
Net income per share from continuing operations:
Basic	$0.43	$0.43	$0.68	$0.90	$0.25
Diluted	$0.42	$0.42	$0.67	$0.88	$0.25
Net (loss) income per share from discontinued operations:
Basic	—	—	$(0.01)	$(0.08)	0.05
Diluted	—	—	$(0.01)	$(0.08)	0.05
Net income per share attributable to Rexnord:
Basic	$0.43	$0.44	$0.67	$0.82	$0.31
Diluted	$0.42	$0.42	$0.66	$0.80	$0.30
Weighted-average number of shares outstanding:
Basic	102,207	100,878	100,841	101,530	98,105
Effect of dilutive stock options	2,222	2,807	2,469	3,197	3,213

Diluted	104,429	103,685	103,310	104,727	101,318

Other Data:
Net cash provided by (used for):
Operating activities	$59.0	$67.0	$219.0	$245.9	$19.8
Investing activities	(240.7)	(11.6)	(45.2)	(177.3)	(163.8)
Financing activities	(93.8)	(48.6)	(56.3)	(17.4)	(210.3)
Depreciation and amortization of intangible assets	53.3	56.6	115.4	112.2	106.9
Capital expenditures	28.9	16.7	52.1	48.8	52.2

	March 31,		September 30
(in millions)	2016	2015	2016
Balance Sheet Data:
Cash and cash equivalents	$484.6	$370.3	$208.5
Working capital (8)	771.7	694.6	561.9
Total assets	3,354.8	3,409.3	3,318.0
Total debt (9)	1,920.1	1,940.0	1,822.7
Stockholders’ equity	588.0	552.7	645.4

(1)	Consolidated financial data as of and for the fiscal year ended March 31, 2015 reflects the acquisition of Green Turtle Technologies Ltd. subsequent to April 15, 2014, Tollok S.p.A. subsequent to October 30, 2014 and Euroflex Transmissions (India) Private Limited subsequent to January 12, 2015. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the respective dates of the acquisitions.
(2)	Consolidated financial data as of and for the fiscal year ended March 31, 2014 reflects the acquisition of Klamflex Pipe Couplings Ltd. subsequent to April 26, 2013, Micro Precision Gear Technology Limited subsequent to August 21, 2013, L.W. Gemmell subsequent to August 30, 2013, and Precision Gear Holdings, LLC subsequent to December 16, 2013. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the respective dates of the acquisitions.

(3)	Consolidated financial data as of and for the six months ended September 30, 2016 reflects the results of operations of Cambridge International Holdings Corp. subsequent to June 1, 2016. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of acquisition.
(4)	In the fiscal year ended March 31, 2014, we recognized a $133.2 million loss on the extinguishment of debt, which consisted of a $109.9 million bond tender premium paid to holders of our former 8.50% senior notes due 2018 as a result of a tender offer and redemption, third party transaction costs of $5.3 million and a $14.0 million non-cash write-off of deferred financing fees and net original issue discount associated with the extinguished, then-existing term loan debt. In addition, we recognized a $4.0 million loss associated with the $150.0 million prepayment under the former credit agreement.
(5)	Other income (expense), net includes the impact of foreign currency transactions, sale of property, plant and equipment, and other miscellaneous expenses and income.
(6)	In the fiscal year ended March 31, 2015, we discontinued the operations and exited our non-core business that manufactured ring gears and pinions (“Mill Products”) utilized for crushing machinery applications in the mining sector. In the fiscal year ended March 31, 2013, we completed the sale of a non-core engineered chain business located in Shanghai, China. Accordingly, the results of operations for both have been reported as discontinued operations in the consolidated statements of operations for all periods presented.
(7)	During the first quarter of the fiscal year ending March 31, 2017, we acquired the remaining non-controlling interest in a water management joint venture for a cash purchase price of approximately $0.3 million, net of cash acquired and excluding transaction costs.
(8)	Working capital represents total current assets less total current liabilities.
(9)	Total debt represents long-term debt, net of an unamortized original issue discount and deferred financing costs, plus the current portion of long-term debt. See “Description of Certain Indebtedness.”

RISK FACTORS

Any investment in our mandatory convertible preferred stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our mandatory convertible preferred stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock and mandatory convertible preferred stock could decline and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Strategic Risks

Strategic risk relates to the Company’s business plans and strategies, including the risks associated with: competitive threats; the global macro-environment in which we operate; international uncertainties; restructuring initiatives; mergers and acquisitions; protection of intellectual property; and other risks, including customer concentration, reliance on independent distributors and retention of key personnel.

The markets in which we sell our products are highly competitive.

We operate in highly competitive markets in both of our platforms. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors are larger and may have greater financial and other resources than we do, and our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, all of which could result in a loss of customers and in turn adversely affect our results of operations.

We operate in highly fragmented markets within the Process & Motion Control platform. As a result, we compete against numerous companies. Competition in our business lines is based on a number of considerations, including product performance, cost of transportation in the distribution of products, brand reputation, quality of client service and support, product availability and price. Additionally, some of our larger customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If we are not selected to become one of these preferred providers, we may lose access to certain sections of the markets in which we compete. Our customers increasingly demand a competitively priced broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our distribution networks. We cannot assure that we will have sufficient resources to continue to make these investments or that we will maintain our competitive position within each of the markets we serve.

Within the Water Management platform, we compete against both large international and national rivals, as well as many regional competitors. Significant competition in any of the markets in which the Water Management platform operates could result in substantial downward pressure on product pricing and our profit margins, thereby adversely affecting the Water Management financial results. Furthermore, we cannot provide assurance that we will be able to maintain or increase the current market share of our products successfully in the future.

General economic financial market weakness, as well as overall challenging market cycles, may adversely affect our financial condition or results of operations.

Our business operations have been adversely affected in recent years by volatility and weaknesses in the global economy and financial markets. A weakening of current conditions or a future downturn may adversely affect our future results of operations and financial condition. Weak, challenging or volatile economic conditions in the end-markets, businesses or geographic areas in which we sell our products could reduce demand for products and result in a decrease in sales volume for a prolonged period of time, which would have a negative impact on our future results of operations.

Our financial performance depends, in large part, on conditions in the markets that we serve in the U.S. and the global economy generally. Some of the industries we serve are highly cyclical, such as the aerospace, energy and industrial equipment industries. We have undertaken cost reduction programs as well as diversified our markets to mitigate the effects of economic downturns; however, such programs may be unsuccessful. Any sustained weakness in demand or downturn or uncertainty in the economy generally would materially reduce our net sales and profitability.

For example, sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, weather conditions, mortgage rates, credit standards and availability of consumer credit and income levels play a significant role in driving demand in commercial and residential construction, repair and remodeling sector. A drop or weakness in consumer confidence, prolonged adverse weather conditions, lack of availability or increased cost of credit, credit standards or unemployment could delay a recovery of commercial and residential construction levels and have a material adverse effect on our business, financial condition, results of operations or cash flows. This may express itself in substantial downward pressure on product pricing and our profit margins, thereby adversely affecting our financial results.

Additionally, many of our products are used in the energy, mining and cement and aggregates markets. Recent reductions and volatility in the prices of petroleum-related products and certain other mined raw materials costs have adversely affected the energy and mining industries, reducing their capital investments and the demand for certain of the Company’s products. Some customers may defer or cancel anticipated expenditures, projects or expansions until such time as these projects will be profitable based on the underlying cost of commodities compared to the cost of the project. Weakness in those markets may also affect pricing of our products that are sold for use in those markets.

Volatility and disruption of financial markets, as in recent years, could limit the ability of our customers to obtain adequate financing to maintain operations and may cause them to terminate existing purchase orders, reduce the volume of products they purchase from us in the future or impact their ability to pay their receivables. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us.

The loss or financial instability of any significant customer or customers accounting for our backlog could adversely affect our business, financial condition, results of operations or cash flows.

A substantial part of our business is concentrated with a few customers, and we have certain customers that are significant to our business. During fiscal 2016, our top 20 customers accounted for approximately 37.6% of our consolidated net sales, and our largest customer accounted for 8.4% of our consolidated net sales. The loss of one or more of these customers, or deterioration in our relationship with any of them could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our contracted backlog is comprised of future orders for our products from a broad number of customers. Defaults by any of the customers that have placed significant orders with us could have a significant adverse effect on our net sales, profitability and cash flow. Our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons deriving from the general economic environment or circumstances affecting those customers in particular. If a customer defaults on its obligations to us, it could have a material adverse effect on our backlog, business, financial condition, results of operations or cash flows. As of September 30, 2016, approximately 27% of our backlog was scheduled to ship beyond fiscal 2017.

We rely on independent distributors. Termination of one or more of our relationships with any of those independent distributors or an increase in the distributors’ sales of our competitors’ products could have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to our own direct sales force, we depend on the services of independent distributors to sell our Process & Motion Control products and provide service and aftermarket support to our OEMs and end users. We rely on an extensive distribution network, with nearly 2,300 distributor locations nationwide; however, for fiscal 2016 and the first six months of fiscal 2017, approximately 25% and 23%, respectively, of our Process & Motion Control net sales were generated through sales to three of our key independent distributors, the largest of which accounted for 15% of Process & Motion Control net sales. Water Management, we depend on a network of several hundred independent sales representatives and approximately 60 third-party warehouses to distribute our products; however, for fiscal 2016 and the first six months of fiscal 2017, our three key independent distributors generated approximately 28% and 29%, respectively, of our Water Management net sales with the largest accounting for 16% and 18%, respectively, of Water Management net sales.

The loss of one of our key distributors or of a substantial number of our other distributors or an increase in the distributors’ sales of our competitors’ products to our customers could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our international operations are subject to uncertainties, which could adversely affect our business, financial condition, results of operations or cash flows.

Our business is subject to certain risks associated with doing business internationally. A significant portion of our sales are international; approximately 32% of our total net sales in fiscal 2016 originated outside of the U.S. Additionally, we have significant manufacturing operations outside of the U.S. Accordingly, our future results could be harmed by a variety of factors relating to global operations, including:

•	fluctuations in currency exchange rates, particularly fluctuations in the Euro against the U.S. dollar;

•	foreign exchange controls;

•	compliance with export controls and trade compliance regulations;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	changes in tax laws;

•	interest rates;

•	differences in business practices in various countries;

•	changes and differences in regulatory requirements in countries in which we operate or make sales;

•	differing labor regulations, practices and standards;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions under U.S. tax laws and other laws on our ability to repatriate dividends from our foreign subsidiaries; and

•	exposure to liabilities under anti-corruption laws in various countries, including the U.S. Foreign Corrupt Practices Act of 1977.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could have a material adverse effect on our international operations and, consequently, our business, financial condition, results of operations or cash flows.

We may be unable to realize intended benefits from our cost reduction, restructuring and divestiture efforts, and as a result our profitability may be hurt or our business otherwise might be adversely affected.

In order to operate more efficiently and control costs, we undertake from time to time restructuring plans, which include global facility consolidations, product rationalizations, workforce reductions and other cost reduction initiatives. We also choose to divest operations which we no longer believe are additive or complementary to our platforms or strategic direction. These plans are intended to reduce operating costs, to modify our footprint to reflect changes in the markets we serve, to reflect changes in business focus and/or to address overall manufacturing overcapacity, including as a result of acquisitions. We may undertake further restructuring actions, workforce reductions or divestitures in the future. These types of activities are complex. If we do not successfully manage our current restructuring activities, or any other restructuring activities or divestitures that we may undertake in the future, expected efficiencies, benefits and cost savings might be delayed or not realized, and our operations and business could be disrupted.

In addition, as a result of such actions, we expect to incur restructuring expenses and other charges, which may be material, and may exceed our estimates Several factors could cause restructuring or divestiture activities to adversely affect our business, financial condition and results of operations. These include potential disruption of our operations and other aspects of our business. Employee morale and productivity could also suffer or result in unintended employee attrition. These activities require substantial management time and attention and may divert management from other important work or result in a failure to meet operational targets. Divestures may also give rise to obligations to buyers or other parties that could have a financial effect after the transaction is completed. Moreover, we could encounter changes to, or delays in executing, any restructuring or divestiture plans, any of which could cause further disruption and additional unanticipated expense.

Inability to identify, or effectively integrate, acquisitions could adversely affect our business, financial condition, results of operations or cash flows.

We cannot ensure that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition, that we will be able to successfully integrate any acquired business or operations, or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we ensure that our acquisition strategies will be successfully received by customers or achieve their intended benefits.

Acquisitions are often undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot ensure that we will be successful in this regard. We cannot provide any assurance that we will be able to fully realize the intended benefits from our acquisitions. We have encountered, and may encounter, various risks in acquiring other companies including the possible inability to integrate an acquired business into our operations, potential failure to realize anticipated benefits, diversion of management’s attention, issues in customer transitions, potential inadequacies of indemnities and other contractual remedies and unanticipated problems, risks or liabilities, including environmental, some or all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The inability to adequately protect intellectual property, or defend against infringement claims brought against us, could adversely affect our business.

We attempt to protect our intellectual property through a combination of patent, trademark, copyright and trade secret protection, as well as third-party nondisclosure and assignment agreements. We cannot assure that any of our applications for protection of our intellectual property rights will be approved and maintained or that our competitors will not infringe or successfully challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, in the ordinary course of our operations, from time to time we pursue and are pursued in potential litigation relating to the protection of certain intellectual property rights, including some of our more profitable products. An adverse ruling in any such litigation could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our inability to attract and retain key personnel may adversely affect our business.

Our success depends on our ability to recruit, retain and develop highly-skilled management and key personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel, or to effectively implement successions to existing personnel. If we fail to retain and recruit the necessary personnel or arrange for successors to key personnel, our business could materially suffer.

Terrorism, conflicts and wars may materially adversely affect our business, financial condition and results of operations.

As a global company with a large international footprint, we are subject to increased risk of damage or disruption to us, our employees, facilities, partners, suppliers, distributors, resellers or customers due to acts of terrorism, political conflicts and wars, in multiple locations around the world. The potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential actions, conflicts or wars have created, and will continue to create, economic and political uncertainties. In addition, as a global company with headquarters and significant operations located in the U.S., actions against or by the U.S. may particularly impact our business or employees. Although it is impossible to predict the occurrences or consequences of any such events, they could result in disruptions to our operations, decreases in demand for our products, difficulty or impossibility in delivering products to our customers or receiving components from our suppliers, delays and inefficiencies in our supply chain and risks to our employees, resulting in, among other things, temporarily closed facilities, travel restrictions or longer-term disruptions, any of which could adversely affect our business, financial condition, results of operations and cash flows.

Operational Risks

Operational risk relates to risks arising from innovation, systems, processes, and external or internal events that affect the operation of our businesses. It includes product life cycle and execution; information management and data protection and security, including cyber security; supply chain and business disruption; and other risks, including human resources and employee relations.

We are subject to risks associated with changing technology, manufacturing techniques, distribution channels and business continuity, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers’ needs in the industries we serve. Our products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business could be at risk. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including product quality, price competitiveness, technical and manufacturing expertise, development and product design capability, new product innovation, reliability and timeliness of delivery, operational flexibility, customer service and overall management. Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to these criteria. We cannot ensure that we will be able to address technological advances or introduce new products that may be necessary to remain competitive within our businesses. We cannot ensure that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage. Furthermore, we may be subject to business continuity risk in the event of an unexpected loss of a material facility or operation. We cannot ensure that we can adequately protect against such a loss.

Increases in the cost or availability of raw materials could adversely affect our business, financial condition, results of operations or cash flows.

Our manufacturing processes depend on third parties for raw materials, in particular bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet steel and zinc, as well as petroleum and other carbon-based fuel products. We generally purchase our raw materials on the open market on a purchase order basis. These contracts generally have had one to five year terms and have contained competitive and benchmarking clauses intended to ensure competitive pricing. While we currently maintain alternative sources for most raw materials, our business is subject to the risk of price fluctuations, inefficiencies in the event of a need to change our suppliers, and delays in the delivery of and potential unavailability of our raw materials. Any such price fluctuations or delays, if material, could harm our profitability or operations. In addition, the loss of a substantial number of suppliers could result in material cost increases or reduce our production capacity.

We do not typically enter into hedge transactions to reduce our exposure to purchase price risks and cannot ensure that we would be successful in recouping these increases if these risks were to materialize. In addition, if we are unable to continue to purchase our required quantities of raw materials on commercially reasonable terms, or at all, or if we are unable to maintain or enter into our purchasing contracts for our larger commodities, our business operations could be disrupted and our profitability could be impacted in a material adverse manner.

The ongoing updates to our Enterprise Resource Planning (“ERP”) systems, as well as failures of our data security and information technology infrastructure and cyber security, could cause substantial business interruptions and/or adversely affect our business.

Utilizing a phased approach, we continue to update our ERP systems across both our Process & Motion Control and Water Management platforms. If these updates are unsuccessful, we could incur substantial business interruptions, including the inability to perform routine business transactions, which could have a material adverse effect on our financial performance. Further, these updates may not result in the benefits we intend or be implemented on a timely basis.

In addition, we depend heavily on information technology infrastructure to manage our business objectives and operations, support our customers’ requirements and protect sensitive information. There have been significant and increasing instances of data and security breaches, malicious interference with technology systems and industrial espionage involving companies in numerous industries. While we have taken steps to maintain and enhance adequate data security and address these risks and uncertainties by implementing additional security technologies, internal controls, network and data center resiliency, and redundancy and recovery processes, these measures may be inadequate. As a result, any inability by us to successfully manage our information systems, or respond effectively to any attack on or interference with our systems, including matters related to system and data security, privacy, reliability, compliance, performance and access, problems related to our systems caused by natural disasters, security breaches or malicious attacks, and any inability of these systems to fulfill their intended business purpose, could impede our ability to record or process orders, manufacture and ship in a timely manner, account for and collect receivables, protect sensitive data of the Company, our customers, our employees, our suppliers and other business partners, comply with our third party obligations of confidentiality and care, or otherwise carry on business in the normal course. Any such events could require significant costly remediation and could cause us to lose customers and/or revenue, require us to incur significant expense to remediate, including as a result of legal or regulatory claims or proceedings, or damage our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Weather could adversely affect the demand for products in our Water Management platform and decrease its net sales.

Demand for our Water Management products is primarily driven by commercial construction activity, remodeling and retrofit opportunities, and to a lesser extent, new home starts as well as water and wastewater infrastructure expansion for municipal, industrial and hydropower applications. Weather is an important variable affecting financial performance as it significantly impacts construction activity. Adverse weather conditions, such as prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt construction and remodeling activity, which could have a negative effect on our business. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our Water Management net sales and earnings during the winter months. In addition, a prolonged winter season can delay construction and remodeling plans and hamper the typical seasonal increase in net sales and earnings during the spring months.

Disruptions caused by labor disputes or organized labor activities could adversely affect our business or financial results.

As of September 30, 2016, we had approximately 8,000 employees. Approximately 400 of our U.S. employees are represented by labor unions and approximately 1,900 of our employees reside in Europe, where trade union membership is common. Although we believe that our relations with our employees are currently strong, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Such negative effects could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, if a greater percentage of our workforce becomes unionized as a result of legal or regulatory changes which may make union organizing easier, or otherwise, our costs could increase and our efficiency be affected in a material adverse manner, negatively impacting our business and financial results. Further, many of our direct and indirect customers and their suppliers, and organizations responsible for shipping our products, have unionized workforces and their businesses may be impacted by strikes, work stoppages or slowdowns, any of which, in turn, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Financial Risks

Financial risk relates to our ability to meet our financial obligations. It includes our highly leveraged disposition, compliance with debt covenants, access to liquidity and restrictive credit agreements.

Our debt levels could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, inhibit us from making beneficial acquisitions and prevent us from making debt service payments.

We are a highly leveraged company. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage and grow our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, strategic initiatives, acquisitions or other purposes;

•	it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under our credit agreement and our other indebtedness;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and so will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business, or in taking advantage of strategic opportunities;

•	we are and will continue to be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions or divestitures, introducing new technologies or exploiting business opportunities; and

•	along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, may limit our ability to borrow additional funds, make acquisitions or capital expenditures, acquire or dispose of assets or take certain of the actions mentioned above, any of which could restrict our operations and business plans.

Furthermore, a substantial portion of our indebtedness, including the senior secured credit facilities and borrowings outstanding under our accounts receivable securitization facility, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. In addition, our hedging arrangements may not protect us to the extent we expect.

Also, in spite of the limitations in our credit agreement, we may still incur significantly more debt, which could intensify the risks described above on our business, results and financial condition.

Our credit agreement imposes significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our credit agreement contains various covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Our credit agreement contains covenants that restrict our ability to take certain actions, such as incurring additional debt, if we are unable to meet defined specified financial ratios. As of September 30, 2016, our first lien leverage ratio was 4.3x and our total net leverage ratio was 4.4x. Failure to comply with the leverage covenant of the credit agreement can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. A breach of any of these covenants could result in a default under our debt agreements.

The restrictions contained in the credit agreement could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans;

•	restrict our announced plans to repurchase shares of our common stock;

•	adversely affect our ability to finance our operations, to enter into strategic acquisitions, to fund investments or other capital needs or to engage in other business activities that would be in our interest; and

•	limit our access to the cash generated by our subsidiaries.

Upon the occurrence of an event of default under the credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure the senior secured credit facilities on a first- priority lien basis. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our goodwill and intangible assets are valued at an amount that is high relative to our total assets and in excess of our stockholders equity.

As of September 30, 2016, goodwill and intangible assets totaled $1,319.5 million and $576.6 million, respectively, and represent a substantial portion of our assets. These assets result from our acquisitions, representing the excess of cost over the fair value of the tangible net assets we have acquired. We assess at least annually whether there has been impairment in the value of our goodwill and indefinite lived intangible assets. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes to the use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates may impair our goodwill and other intangible assets. Any determination requiring the impairment of goodwill or intangible assets would negatively affect our results of operations, particularly in the period in which we take any related charges, and financial condition.

Our required cash contributions to our pension plans may increase further and we could experience a material change in the funded status of our defined benefit pension plans and the amount recorded in our consolidated balance sheets related to those plans. Additionally, our pension costs could increase in future years.

The funded status of the defined benefit pension plans depends on such factors as asset returns, market interest rates, legislative changes and funding regulations. If the returns on the assets of any of our plans were to decline in future periods, if market interest rates were to decline, if the Pension Benefit Guaranty Corporation (“PBGC”) were to require additional contributions to any such plans as a result of acquisitions or if other actuarial assumptions were to be modified, our future required cash contributions and pension costs to such plans could increase. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows.

The need to make contributions, which may be substantial, to such plans may reduce the cash available to meet our other obligations, including our obligations under our credit agreement or to meet the needs of our business. In addition, the PBGC may terminate our U.S. defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that the risk may increase unreasonably if such plans continue. In the event a U.S. defined benefit pension plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger obligation than that based on the assumptions we have used to fund such plan), and the PBGC could place a lien on material amounts of our assets.

Legal and Compliance Risks

Legal and compliance risk relates to risks arising from conformity with external policies and procedures, government and regulatory compliance, and ongoing environment and legal proceedings. These include customer driven policies, government and regulatory requirements and environmental health and safety litigation. These types of risks may impose additional cost on us or cause us to have to change our business models or practices.

Our failure to comply with third-party certification requirements and customer-driven policies and standards, including those related to social responsibility, could adversely affect our reputation, business and results of operations.

In addition to complying with laws and applicable government regulations and requirements, prevailing industry standards, competitive pressures and/or our customers may require us to comply with further quality, social responsibility, or other business policies or standards, before customers and prospective customers commence, or continue, doing business with us. These expectations, policies and standards may be more restrictive than current laws and regulations as well as our own pre-existing policies; they may be customer-driven, established by the industry sectors in which we operate or imposed by third-party organizations.

Our compliance with these policies, standards and third party certification requirements could be costly and could in some cases require us to change the way in which we operate. In addition, if we fail to comply, or if our compliance increases our costs and/or restricts our ability to do business as compared to our competitors that do not adhere to such standards, we could experience an adverse effect on our customer relationships, reputation, operations, cost structure and/or profitability.

We are subject to changes in legislative, regulatory and legal areas involving taxes.

We are subject to U.S. federal and state, and other countries’ and jurisdictions’, income, payroll, property, sales and use, fuel, and other types of taxes. Changes in tax rates, enactment of new tax laws, revisions of tax regulations, and claims or litigation with taxing authorities may require significant judgment in determining the appropriate provision and related accruals for these taxes; and as a result, such changes could result in substantially higher taxes and, therefore, could have a significant adverse effect on our results or operations, financial conditions and liquidity. In this regard, the U.S., the European Union and member states along with numerous other countries are currently engaged in establishing fundamental changes to tax laws affecting the taxation of multinational corporations. Currently, a significant amount of our revenue is generated from customers located outside of the United States, and an increasingly greater portion of our assets and employees are located outside of the U.S. U.S. income tax and foreign withholding taxes have not been provided on undistributed earnings for certain non-U.S. subsidiaries, because such earnings are intended to be indefinitely reinvested in the operations of those subsidiaries. However, if in the future we determined to repatriate such funds, current U.S. tax laws might provide an impediment to, and a tax expense upon, such a repatriation. Future legislation may substantially reduce (or have the effect of substantially reducing) our ability to defer U.S. taxes on profit permanently reinvested outside the United States. Additionally, any such developments in the U.S. or other countries could have a negative impact on our ability to compete in the global marketplace.

We may incur significant costs for environmental compliance and/or to address liabilities under environmental laws and regulations.

Our operations and facilities worldwide are subject to extensive laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by us to comply with applicable requirements or the permits required for our operations could result in civil or criminal fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Some environmental laws and regulations impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties (“PRPs”) for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. On occasion we are involved in such investigations and/or cleanup, and also have been or could be named as a PRP in environmental matters.

The discovery of additional contamination, including at acquired facilities, the imposition of more stringent environmental, health and safety laws and regulations, including cleanup requirements, disputes with our insurers or the insolvency of other responsible parties could require us to incur significant capital expenditures or operating costs materially in excess of our accruals. Future investigations we undertake may lead to discoveries of contamination that must be remediated, and decisions to close facilities may trigger remediation requirements that are not currently applicable. We may also face liability for alleged personal injury or property damage due to exposure to hazardous substances used or disposed of by us, contained within our current or former products, or present in the soil or groundwater at our current or former facilities. We could incur significant costs in connection with such liabilities.

Certain subsidiaries are subject to litigation, including numerous asbestos and product liability claims, which could adversely affect our business, financial condition, results of operations or cash flows.

Certain subsidiaries are co-defendants in various lawsuits in a number of U.S. jurisdictions alleging personal injury as a result of exposure to asbestos that was used in certain components of our products. The uncertainties of litigation and the uncertainties related to insurance and indemnification coverage make it difficult to accurately predict the ultimate financial effect of these claims. If our insurance or indemnification coverage is to cover our potential financial exposure, or the actual number or value of asbestos-related claims differs materially from our existing estimates, we could incur material costs that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition, we may be subject to product liability claims if the use of our products, or the exposure to our products or their raw materials, is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage but we cannot assure that we will be able to obtain such insurance on commercially reasonable terms in the future, if at all, or that any such insurance will provide adequate coverage against claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. In addition, our business depends on the strong brand reputation we have developed; if this reputation is damaged as a result of a product liability claim, it may be difficult to maintain our pricing positions and market share with respect to our products. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Depositary Shares and Mandatory Convertible Preferred Stock Risks

You are making an investment decision in the depositary shares as well as in our mandatory convertible preferred stock.

As described in this prospectus supplement, you are investing in depositary shares that represent fractional interests in our mandatory convertible preferred stock. The bank depositary will rely solely on the dividend payments and other distributions on the mandatory convertible preferred stock it receives from us to fund all dividend payments and other distributions on the depositary shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the depositary shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding November 15, 2019. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the mandatory convertible preferred stock represented by your depositary shares. Specifically, if the applicable market value of our common stock is less than the initial price of $          (which is approximately equal to the per share closing price of our common stock on                 , 2016)), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of mandatory convertible preferred stock will be less than the $1,000 liquidation preference per share of mandatory convertible preferred stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each depositary share will be less than the $50 liquidation preference per depositary share), and an investment in the depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of the depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of mandatory convertible preferred stock (and the liquidation preference of $50 per depositary share) if the applicable market value of our common stock exceeds the threshold appreciation price of $        , subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately     % over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately     % (which percentage is approximately equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the depositary shares (and the underlying mandatory convertible preferred stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the mandatory convertible preferred stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the depositary shares will only be equal to the aggregate liquidation preference of the depositary shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the depositary shares.

We expect that, generally, the market price of our common stock will affect the market price of the depositary shares more than any other single factor. This may result in greater volatility in the market price of the depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the “Risk Factors” sections of this prospectus supplement entitled “—Strategic Risks,” “—Operational Risks,” “—Financial Risks,” “—Legal and Compliance Risks” and “—Common Stock Risks.”

In addition, we expect that the market price of the depositary shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the depositary shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the depositary shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the depositary shares.

Recent regulatory actions may adversely affect the trading price and liquidity of the depositary shares.

We expect that many investors in, and potential purchasers of, the depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the depositary shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the depositary shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the depositary shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to November 15, 2019, the fundamental change conversion rate will apply to any shares of mandatory convertible preferred stock (and, accordingly, the depositary shares) converted during the fundamental change conversion period (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $        or above $          (in each case, subject to adjustment) and, with respect to those shares of mandatory convertible preferred stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount. The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our mandatory convertible preferred stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the mandatory convertible preferred stock (and your corresponding right to receive a proportionate number of shares of our common stock per depositary share), equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of the depositary shares or the common stock issuable upon conversion of the mandatory convertible preferred stock.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock (other than those set forth under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions, and third-party tender or exchange offers, which may adversely affect the market price of our common stock, will not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the depositary shares. In addition, the terms of our mandatory convertible preferred stock and the depositary shares do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

Purchasers of the depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the mandatory convertible preferred stock represented by the depositary shares sold in this offering.

The terms of our mandatory convertible preferred stock will not restrict our ability to offer a new series of preferred stock that ranks equally with our mandatory convertible preferred stock as to dividend payments and liquidation preference in the future. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

The possibility of the sale of our common stock in the future could reduce the market price of our common stock and, in turn, the depositary shares.

In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the depositary shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, the depositary shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your depositary shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in the depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would adversely affect the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the bank depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

You do not have voting rights, except with respect to certain amendments to the terms of the mandatory convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, February 15, 2017), whether or not for consecutive dividend periods, the holders of shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the mandatory convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described under “Description of Mandatory Convertible Preferred Stock—Voting Rights.” Holders of depositary shares must act through the bank depositary to exercise any voting rights in respect of our mandatory convertible preferred stock.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock then outstanding. As of September 30, 2016, we and our subsidiaries had total outstanding consolidated debt of approximately $1,822.7 million, and we had no outstanding shares of preferred stock.

Our ability to pay dividends on our mandatory convertible preferred stock may be limited.

Our payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

We are a holding company and depend upon distributions of cash from our subsidiaries to fund our cash needs, including dividends on the mandatory convertible preferred stock. Our credit agreement contains limitations on our subsidiaries ability to make dividends or distributions to us. See “Description of Certain Indebtedness.” In addition, any new credit facility that we may enter into may have similar restrictions on distributions by subsidiaries to us, and if we are a party, restrictions on our ability to pay dividends on the mandatory convertible preferred stock. In the event that the agreements governing any such indebtedness restrict our ability to obtain cash from our subsidiaries needed to pay dividends in cash on the mandatory convertible preferred stock, or contain direct restrictions on our payment of such dividends, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the mandatory convertible preferred stock (and, in turn, on the depositary shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared and paid all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared and paid all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax with respect to the mandatory convertible preferred stock even though you do not receive a corresponding cash distribution.

The conversion rate of the mandatory convertible preferred stock is subject to adjustment in certain circumstances. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution, taxable as a dividend to the extent of our current or accumulated earnings and profits, without the receipt of any cash. If you are a non-U.S. holder (as defined under “Material United States Federal Income Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the depositary shares. In addition, we may make distributions to the holders of mandatory convertible preferred stock that are paid in common stock. Any such distribution would be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of mandatory convertible preferred stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense.

Please see “Material United States Federal Income Tax Considerations” for a further discussion of U.S. federal tax implications for U.S. holders (as defined therein) and non-U.S. holders.

Non-U.S. holders may be subject to U.S. federal income tax with respect to gain on disposition of their depositary shares or common stock.

We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation (a “USRPHC”). Because the determination of whether we are a USRPHC depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we are not or will not become one in the future. If we are or become a USRPHC, non-U.S. holders that own (or are treated as owning under constructive ownership rules) more than 5% of our depositary shares or common stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange, conversion or other disposition of such depositary shares or common stock or distributions on our depositary shares that are treated as a return of capital and may be required to file a U.S. federal income tax return. See “Material United States Federal Income Tax Considerations—Tax Consequences Applicable to Non-U.S. Holders.”

An active trading market for the depositary shares does not exist and may not develop.

The depositary shares are a new issue of securities with no established trading market. We do not intend to apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) unless we are advised by the underwriters prior to issuance of the depositary shares that the minimum distribution requirement established by the NYSE for listing the depositary shares has been satisfied and the underwriters request that we apply for listing of the depositary shares on the NYSE. Even if the underwriters request that we apply for listing of the depositary shares on the NYSE and the depositary shares are approved for listing, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price.

Common Stock Risks

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your depositary shares.

The market price for our common stock has varied between a high of $22.97 on April 28, 2016 and a low of $14.04 on January 20, 2016 in the twelve-month period ending on November 29, 2016. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your depositary shares, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your depositary shares. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “—Risks Related to Our Business”; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of September 30, 2016, we had outstanding approximately 102,754,116 shares of our common stock and options to purchase approximately 8,822,705 shares of our common stock (of which approximately 3,950,120 were exercisable as of that date). We also had outstanding approximately 239,397 nonvested restricted stock units and 264,202 nonvested performance stock units as of September 30, 2016. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock, and the value of your depositary shares, to decline.

Delaware law and our charter documents may impede or discourage a takeover, which could reduce the market price of our common stock and the value of your depositary shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors or a committee thereof to create and issue a new series of preferred stock, our stockholders rights plan and certain provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the value of your depositary shares.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);

•	possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the depositary shares and our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $339.1 million, or $390.0 million if the underwriters exercise their option to purchase additional depositary shares in full, after deducting the underwriting discounts and estimated offering expenses.

We intend to use the net proceeds of this offering to repay approximately $169.6 million (or $195.0 million if the underwriters exercise their option to purchase additional depositary shares in full) of our outstanding term loan indebtedness under our credit agreement, as described more fully under “-Description of Certain Indebtedness,” with the remainder for general corporate purposes. The credit agreement provides for loans consisting of a term loan facility with a maturity date of August 21, 2020 and a revolving credit facility with a maturity date of March 15, 2019. The borrowings under our credit agreement bear interest pursuant to a leverage-based pricing grid. At September 30, 2016, the borrowings under the credit agreement had an effective and average interest rate of 4.00%, determined as the London Interbank Offered Rate (subject to a 1% floor) plus an applicable margin of 3.00%.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis; and

•	as adjusted to give effect to the completion of this offering, after deducting the underwriting discounts and estimated offering expenses (assuming, in each case, no exercise of the underwriters’ option to purchase additional shares).

	As of September 30, 2016
(in millions)	Actual	As adjusted
Cash and cash equivalents:	$208.5	$378.1

Debt:
Term loan (1)	$1,783.6	$1,614.1
New Market Tax Credit (2)	36.8	36.8
Other (3)	2.3	2.3

Total	$1,822.7	$1,653.2

Stockholders’ equity (deficit):
% Series A mandatory convertible preferred stock, $0.01 par value; no shares authorized or issued, actual, 402,500 shares authorized and 350,000 shares issued, as adjusted	—	0.0
Common stock, $0.01 par value; 200,000,000 shares authorized; 102,754,116 shares issued, actual and as adjusted	1.0	1.0
Additional paid-in capital	867.7	1,217.7
Retained deficit	(86.1)	(86.1)
Accumulated other comprehensive loss	(137.2)	(137.2)

Total stockholders’ equity	645.4	995.4

Total capitalization	$2,468.1	$2,648.6

(1)	Outstanding under our credit agreement. Includes an unamortized original issue discount and debt issuance costs of $17.8 million at September 30, 2016. See “Description of Certain Indebtedness.”
(2)	Through our participation in the federal New Market Tax Credit program, pursuant to Section 45D of the Internal Revenue Code of 1986, as amended, we have secured low interest financing and the potential for future debt forgiveness related to eligible capital projects. Includes unamortized debt issuance costs of $0.5 million as of September 30, 2016.
(3)	Includes additional debt at various wholly-owned subsidiaries, comprised primarily of borrowings at foreign subsidiaries and capital lease obligations.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “RXN.” The following table sets forth for the indicated period the high and low sales prices per share for our common stock on the NYSE.

	High	Low
Fiscal 2017:
Third Quarter through November 29, 2016	$22.15	$15.80
Second Quarter	$22.50	$18.97
First Quarter	$22.97	$18.38
Fiscal 2016:
Fourth Quarter	$20.63	$14.04
Third Quarter	$20.98	$16.33
Second Quarter	$24.32	$16.60
First Quarter	$27.73	$23.42
Fiscal 2015:
Fourth Quarter	$28.36	$24.20
Third Quarter	$29.95	$24.89
Second Quarter	$29.88	$26.22
First Quarter	$30.25	$25.08

The closing price of our common stock on the NYSE on November 29, 2016 was $21.20 per share.

As of October 31, 2016, there were 102,761,239 shares of our common stock outstanding held by five holders of record. We believe the number of beneficial owners of our common stock exceeds 500.

DIVIDEND POLICY

We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our Board, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest expense. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended September 30, 2016	Year Ended March 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges (1)(2)	1.8	1.9	2.2	1.1	1.4	1.2

(1)	No preferred stock was outstanding for any period presented in the table above and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.
(2)	Our ratio of earnings to fixed charges and preferred stock dividends pro forma for this offering is for the six months ended September 30, 2016 and for the year ended March 31, 2015.

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, fixed charges consist of interest expense, amortization of debt discount and financing costs and the estimated interest portion of rental expense. We estimate the interest portion of rental expense to be approximately 33%. Earnings are defined as consolidated income from continuing operations before income taxes, plus fixed charges less earnings (losses) of equity method investees and pretax noncontrolling interests in consolidated subsidiaries with no fixed charges.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on our preferred stock. Preferred stock dividends are defined as earnings before tax required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

We are party to a Third Amended and Restated First Lien Credit Agreement, dated as of August 21, 2013 and amended as of November 2, 2016 (referred to, as amended, as our “credit agreement”), with Credit Suisse AG, as administrative agent, and a syndicate of banks and other financial institutions as lenders. The credit agreement provides for loans of up to $2,215.0 million, consisting of (i) a $1,950.0 million term loan facility with a maturity date of August 21, 2020; and (ii) a $265.0 million revolving credit facility with a maturity date of March 15, 2019. Under the revolving credit facility, we have borrowing capacity available for letters of credit and for borrowings on a same-day notice.

As of September 30, 2016, our borrowings under the term loan facility were $1,783.6 million (net of $17.8 million unamortized original issue discount and debt issuance costs). No amounts were borrowed under the revolving credit facility; however, $19.5 million was considered utilized in connection with outstanding letters of credit.

The interest rates under the credit agreement are subject to a leverage-based pricing grid. In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility with respect to the unutilized commitments thereunder at a rate per annum determined according to a leveraged-based pricing grid.

The credit agreement, among other things: (i) allows for one or more future issuances of secured notes, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities, so long as, in each case, among other things, (x) an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans under the senior secured credit facilities at par and (y) the principal amount of such issuance does not exceed the principal amount of the loans so prepaid and (ii) subject to the requirement to make such offers on a pro rata basis to all lenders and certain other restrictions, allows us to agree with individual lenders to extend the maturity date of any of the loans and/or commitments provided by such lenders and to otherwise modify the terms of the loans and/or commitments provided by such lenders (including, without limitation, increasing the interest rate or fees payable in respect of such loans and/or commitments and/or modifying the amortization schedule in respect of such loans).

The credit agreement also contains a number of typical covenants that, among other things, constrain, subject to certain fully-negotiated exceptions, our ability, and the ability of our subsidiaries, to: sell assets; incur additional indebtedness; repay other indebtedness; pay dividends and distributions, repurchase its capital stock, or make payments, redemptions or repurchases in respect to certain indebtedness; create liens on assets; make investments, loans, guarantees or advances; make certain acquisitions; engage in certain mergers or consolidations; enter into sale-and-leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing its indebtedness; amend its organizational documents; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. In addition, payment of borrowings under the credit agreement may be accelerated upon an event of default. Events of default include, among others, the failure to pay principal and interest when due, a material inaccuracy of a representation or warranty, covenant defaults, certain non-payments or defaults under other material indebtedness, events of bankruptcy and a change of control. As of September 30, 2016, we were in compliance with all applicable covenants under our credit agreement, including compliance with a maximum permitted first lien leverage ratio (the sole financial maintenance covenant under the revolver) of 7.75 to 1.00 (which was changed to a total net leverage ratio of 6.75 to 1.00 effective November 2, 2016).

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain terms of our     % Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of our Amended and Restated Certificate of Incorporation, including the certificate of designations for the mandatory convertible preferred stock, and the form of mandatory convertible preferred stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of the mandatory convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The bank depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the bank depositary, to exercise the rights, preferences, privileges and voting powers of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock

As used in this section, the terms “Rexnord,” “us,” “we” or “our” refer to Rexnord Corporation and not any of its subsidiaries.

General

Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We do not currently have any shares of our preferred stock outstanding. At the consummation of this offering, we will issue 350,000 shares of mandatory convertible preferred stock in the form of 7,000,000 depositary shares. In addition, we have granted the underwriters an option to purchase up to 52,500 additional shares of our mandatory convertible preferred stock in the form of 1,050,000 depositary shares to cover over-allotments, if any, in accordance with the procedures set forth under “Underwriting.”

When issued, the mandatory convertible preferred stock and any common stock issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Rexnord of any class. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the mandatory convertible preferred stock.

We do not intend to list our mandatory convertible preferred stock on any securities exchange or any automated dealer quotation system. In addition, we do not intend to apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) unless we are advised by the underwriters prior to issuance of the depositary shares that the minimum distribution requirement established by the NYSE for listing the depositary shares has been satisfied and the underwriters request that we apply for listing of the depositary shares on the NYSE as described under “Description of Depositary Shares—Listing.”

Ranking

The mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to (i) our common stock and (ii) each other class of capital stock established after the first date of original issue of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•	on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of September 30, 2016, we had total outstanding consolidated debt of approximately $1,822.7 million and no outstanding shares of preferred stock.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the mandatory convertible preferred stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of our surplus (as such term is defined and used in the Delaware General Corporation Law), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year (collectively, the “funds available to pay dividends”), cumulative dividends at the rate per annum of     % on the liquidation preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $        per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on the mandatory convertible preferred stock will be payable quarterly on February 15, May 15, August 15 and November 15 of each year to, and including, November 15, 2019, commencing February 15, 2017 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent dividend payment date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there were funds available to pay dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our mandatory convertible preferred stock and will end on, and exclude, the February 15, 2017 dividend payment date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the initial issue date is                 , 2016, will be approximately $        per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on February 15, 2017. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be approximately $        per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock.

We are a holding company and depend upon distributions of cash from our subsidiaries to fund our cash needs, including dividends on the mandatory convertible preferred stock. Our credit agreement contains limitations on our subsidiaries ability to make dividends or distributions to us. See “Description of Certain Indebtedness.” In addition, any new credit facility that we may enter into may have similar restrictions on distributions by subsidiaries to us, and if we are a party, restrictions on our ability to pay dividends on the mandatory convertible preferred stock. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock—Our ability to pay dividends on our mandatory convertible preferred stock may be limited” and “Description of Certain Indebtedness.”

So long as any share of the mandatory convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock, (ii) the acquisition of shares of any common stock or other junior stock in exchange for shares of any common stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, and any related payment of cash in lieu of fractional shares; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; (vii) the exchange or conversion of junior stock for or into other junior stock; and (viii) the exchange or conversion of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, and any related payment of cash in lieu of fractional shares.

When dividends on shares of the mandatory convertible preferred stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the mandatory convertible preferred stock such that the respective amounts of such dividends declared on the mandatory convertible preferred stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the mandatory convertible preferred stock and such class or series of parity stock (subject to their having been declared by the board of directors, or an authorized committee thereof, out of our funds available to pay dividends) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of our funds available to pay dividends, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

If we are (or an applicable withholding agent is) required to withhold on distributions to a holder (see “Material United States Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, or the applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the mandatory convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the mandatory convertible preferred stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the earlier of the date we declare such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders other than our affiliates (as such term is defined under the Securities Act). To the extent applicable, we will also use commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $            , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash, such excess amount shall constitute accumulated and unpaid dividends on the mandatory convertible preferred stock that have not been paid.

Redemption

The mandatory convertible preferred stock will not be redeemable. However, at our option, we may purchase the mandatory convertible preferred stock or depositary shares from time to time in the open market, by tender offer, by private purchases or otherwise.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the mandatory convertible preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the mandatory convertible preferred stock and all parity stock are not paid in full, the holders of the mandatory convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our mandatory convertible preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the mandatory convertible preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, February 15, 2017), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at the next annual meeting of stockholders (so long as such meeting is no more than 90 calendar days and no less than 30 calendar days following the occurrence of such nonpayment) and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights. If, following the occurrence of a nonpayment, the next annual meeting of stockholders is more than 90 calendar days or less than 30 calendar days following the occurrence of such nonpayment, such election shall be held at such next annual meeting of stockholders, or (if sooner) at a special meeting of stockholders called by our board of directors at the request of the holders of at least 20% of the shares of mandatory convertible preferred stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights. For as long as any shares of the mandatory convertible preferred stock are outstanding, prior to the election of any preferred stock directors by the holders of the mandatory convertible preferred stock, we covenant and agree that we will not decrease the maximum number of directors permitted to comprise our board of directors (whether pursuant to our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws or otherwise) below a number that is at least two greater than our then-current number of directors.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the mandatory convertible preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of mandatory convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of mandatory convertible preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Any such vote of holders of mandatory convertible preferred stock and any voting preferred stock to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting of our preferred stockholders, called by our board of directors at the request of the holders of record of at least 20% of the shares of mandatory convertible preferred stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for our next annual or special meeting of the stockholders, failing which such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors will each be entitled to one vote per director on any matter.

So long as any shares of mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to authorize or create, or increase the authorized amount of, any senior stock; or

•	amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the shares of mandatory convertible preferred stock; or

•	consummate a binding share exchange or reclassification involving the shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless either (i) the shares of mandatory convertible preferred stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of mandatory convertible preferred stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of mandatory convertible preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the mandatory convertible preferred stock and shall not require the affirmative vote or consent of holders of the mandatory convertible preferred stock.

Without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement, or repeal any terms of the mandatory convertible preferred stock (i) to cure any ambiguity or mistake, (ii) to correct or supplement any provision contained in the certificate of designations for the mandatory convertible preferred stock that may be defective or inconsistent with any other provision contained in the certificate of designations for the mandatory convertible preferred stock or (iii) to make any other change that does not adversely affect the rights of any holder of the mandatory convertible preferred stock (other than any holder that consents to such change). In addition, without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement or repeal any terms of the mandatory convertible preferred stock to conform the terms of the mandatory convertible preferred stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the mandatory convertible preferred stock, as further supplemented and/or amended by the related pricing term sheet.

Mandatory Conversion

Each outstanding share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on November 15, 2019, we will pay such dividend to the holders of record as of the applicable record date, as described above under “—Dividends.” If on or prior to November 1, 2019 we have not declared and paid all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared and paid (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accumulated but unpaid dividends), will be as follows:

•	if the applicable market value of our common stock is greater than the “threshold appreciation price,” then the conversion rate will be shares of common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share, which will be between and shares of common stock per share of mandatory convertible preferred stock; or

•	if the applicable market value of our common stock is less than the initial price, then the conversion rate will be shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is approximately equal to the per share closing price of our common stock on     , 2016.

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately     % appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “—Anti-dilution Adjustments” below.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various applicable market values for our common stock. The table assumes that there will be no conversion rate adjustments as described below under “—Anti-dilution Adjustments” and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $        and a threshold appreciation price of $        , a holder of our mandatory convertible preferred stock would receive on the mandatory conversion date the number of shares of our common stock per share of our mandatory convertible preferred stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be greater than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is greater than or equal to the initial price and less than or equal to the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be equal to the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be less than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding November 15, 2019.

“Mandatory conversion date” means the third business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be November 15, 2019.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “RXN <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the mandatory convertible preferred stock have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to November 15, 2019, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared and paid all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared and paid for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the mandatory convertible preferred stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to November 15, 2019, holders of the mandatory convertible preferred stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of common stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of     % per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-whole Dividend Amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than November 15, 2019). Holders of mandatory convertible preferred stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred at the time after the initial issue date if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; or

(3) our common stock (or other common stock underlying the mandatory convertible preferred stock) ceases to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the mandatory convertible preferred stock becomes convertible into such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental Change Conversion Rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock for each stock price and effective date set forth below.

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
November , 2016
November 15, 2017
November 15, 2018
November 15, 2019

The exact stock price and effective date may not be set forth in the table, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Make-whole Dividend Amount

For any shares of mandatory convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amount, determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will pay the make-whole dividend amount in cash, except to the extent we elect on or prior to the business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of our common stock. If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of the make-whole dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•	the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of mandatory convertible preferred stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Upon Early Conversion

If a holder elects to convert its shares of mandatory convertible preferred stock prior to November 15, 2019, in the manner described under “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the following conversion procedures:

If such holder holds a beneficial interest in a global share of mandatory convertible preferred stock, to convert its shares of mandatory convertible preferred stock, such holder must deliver to The Depository Trust

Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of mandatory convertible preferred stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder that converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Fractional Shares

No fractional shares of common stock will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)	We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•	the numerator of which is the sum of (x) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2)	We issue to all or substantially all holders of our common stock rights, options or warrants entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights, options or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is the sum of (x) the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights, options or warrants, and

•	the denominator of which shall be the sum of (i) the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights, options or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(3)	We subdivide or combine our common stock, in which event each fixed conversion rate in effect at 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;

•	any rights, options or warrants as to which an adjustment was effected pursuant to clause (2) above;

•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of our common stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the tenth trading day after the ex-date for such distribution, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under the preceding paragraph during the final averaging period, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in the preceding paragraph. If a conversion date in respect of any early conversion prior to November 15, 2019 occurs during the ten consecutive trading day period over which the current market price is determined, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the ex-date for such spin-off and such conversion date.

(5)	We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in exchange for our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer covered by clause (6),

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (but, for the avoidance of doubt, excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the final averaging period, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6). If a conversion date in respect of any early conversion prior to November 15, 2019 occurs during the five consecutive trading day period over which the current market price is determined, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the trading day after the expiration date and such conversion date.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the mandatory convertible preferred stock will be entitled to receive, without converting their mandatory convertible preferred stock, at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the mandatory convertible preferred stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;

•	clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or equity interest, as applicable, is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the trading day following the ex-date of such distribution; and

•	clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period beginning on, and including, the trading day after the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable if our board of directors, or an authorized committee thereof, determines that such increase would be in our best interest or in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend, which for non-U.S. holders may be subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Considerations.”

If we are (or an applicable withholding agent is) required to withhold on constructive distributions to a holder (see “Material United States Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, or the applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (w) on November 15 of each calendar year; (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.

No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted:

(a)	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)	upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the initial issue date;

(d)	for a change solely in the par value of our common stock;

(e)	for sales of our common stock for cash, other than a transaction described in clause (2) or clause (4) above;

(f)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(h)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above; or

(i)	for accumulated and unpaid dividends on the mandatory convertible preferred stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment also will be made to the floor price.

Whenever any provision of the certificate of designations establishing the terms of the mandatory convertible preferred stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates, as the case may be, that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•	that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of mandatory convertible preferred stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of mandatory convertible preferred stock to be holders of record, for each share of mandatory convertible preferred stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the mandatory convertible preferred stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock.

Recapitalizations, Reclassifications and Changes in Our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of mandatory convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the mandatory convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of mandatory convertible preferred stock converted following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within five calendar days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding (including, for the avoidance of doubt, the maximum number of shares of common stock issuable in respect of any accumulated and unpaid dividends, equal to the maximum additional conversion amount hereunder divided by the floor price).

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the mandatory convertible preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of our     % Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (our “mandatory convertible preferred stock”), represented by the depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, American Stock Transfer & Trust Company, LLC, acting as bank depositary (the “bank depositary”), and the holders from time to time of the depositary shares.

The following description is a summary of the material provisions of the depositary shares and the deposit agreement and does not purport to be complete. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find Additional Information.” We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

For purposes of this description, references to “Rexnord,” “we,” “our” and “us” refer only to Rexnord Corporation and not to its subsidiaries.

General

Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights, preferences, privileges and voting powers of our mandatory convertible preferred stock, as applicable, in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance” in this section.

Conversion

Because each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 20 depositary shares, either on an early conversion date at the minimum conversion rate of                  shares of our common stock per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the

Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
November , 2016
November 15, 2017
November 15, 2018
November 15, 2019

The exact stock price and effective date may not be set forth in the table, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change conversion rate per depositary share will be determined by straight-line interpolation between the fundamental change conversion rates per depositary share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above), then the fundamental change conversion rate per depositary share will be the minimum conversion rate, divided by 20, subject to adjustment; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices in the column headings of the table above), then the fundamental change conversion rate per depositary share will be the maximum conversion rate, divided by 20, subject to adjustment.

On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	shares of common stock

After delivery of our common stock by the transfer agent to the bank depositary following conversion of our mandatory convertible preferred stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

Fractional Shares

No fractional shares of common stock will be issued to holders of our depositary shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash

(computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a depositary share will be in an amount equal to 1/20th of the dividend paid on the related share of our mandatory convertible preferred stock.

The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $        per depositary share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $        per depositary share.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for our mandatory convertible preferred stock.

No fractional shares of common stock will be delivered to the holders of our depositary shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment based on the average VWAP per share of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date.

Voting the Mandatory Convertible Preferred Stock

Because each depositary share represents a 1/20th interest in a share of the mandatory convertible preferred stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of mandatory convertible preferred stock under those circumstances in which holders of the mandatory convertible preferred stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock—Voting Rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the mandatory convertible preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for our mandatory convertible preferred stock) may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing our mandatory convertible preferred stock.

Modification and Amendment

Without the consent of the holders of the depositary shares, we may amend, alter or supplement the depositary agreement or any certificate representing the depositary shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the depositary shares that is not inconsistent with the provisions of the depositary agreement and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the depositary shares;

•	to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the bank depositary and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the depositary shares; or

•	to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the depositary shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the depositary shares, we may amend, alter, supplement or repeal any terms of the depositary shares to conform the terms of the depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Depositary Shares” section of the preliminary prospectus supplement for the depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the mandatory convertible preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of mandatory convertible preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of mandatory convertible preferred stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

We do not intend to apply to list the depositary shares on the NYSE unless we are advised by the underwriters prior to issuance of the depositary shares that the minimum distribution requirement established by the NYSE for listing the depositary shares has been satisfied and the underwriters request that we apply for listing of the depositary shares on the NYSE. There can be no assurance that such requirement will be satisfied. Even if the underwriters request that we apply for listing of the depositary shares on the NYSE and the depositary shares are approved for listing, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Form and Notices

The mandatory convertible preferred stock will be issued in registered form to the bank depositary, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the mandatory convertible preferred stock, as described under “—Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of depositary shares all reports, notices and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

The Global Security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, disposition and conversion of depositary shares issued pursuant to this offering, mandatory convertible preferred stock represented by the depositary shares and common stock received in respect of our depositary shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering, all of which may change or be subject to differing interpretations, potentially with retroactive effect. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, disposition and conversion of our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares.

This discussion is limited to beneficial owners that hold our depositary shares, mandatory convertible preferred stock or common stock, as applicable, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address consequences relevant to beneficial owners subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding our depositary shares, mandatory convertible preferred stock or common stock, as applicable, as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts, real estate mortgage investment conduits, or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as flow-through or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	tax-exempt retirement plans;

•	persons that own, actually or constructively, more than 5% of our mandatory convertible preferred stock or common stock; and

•	persons deemed to sell our depositary shares, mandatory convertible preferred stock or common stock under the constructive sale provisions of the Code.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our depositary shares, mandatory convertible preferred stock or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships considering an investment in our depositary shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax considerations to them.

If we are or become a United States real property holding corporation, a non-U.S. holder (as defined below) that owns (or is treated as owning under constructive ownership rules) more than 5% of our depositary shares or common stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange, conversion, or other disposition of such depositary shares or common stock or distributions on our depositary shares that are treated as a return of capital. Accordingly, non-U.S. holders considering an investment of more than 5% of our depositary shares should consult their own tax advisors regarding the U.S. federal income tax considerations to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR DEPOSITARY SHARES, MANDATORY CONVERTIBLE PREFERRED STOCK AND COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our depositary shares, mandatory convertible preferred stock or common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury regulations to continue to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of our depositary shares, mandatory convertible preferred stock or common stock that is not a “U.S. holder” and that is not an entity treated as a partnership for U.S. federal income tax purposes.

Depositary Shares

For U.S. federal income tax purposes, a U.S. holder or non-U.S. holder of the depositary shares will be treated as if it held an interest in a corresponding portion of the underlying mandatory convertible preferred stock and, accordingly, the exchange of depositary shares for such stock will not be a taxable event. For ease of discussion, the discussion herein refers to the mandatory convertible preferred stock, although it applies equally to the depositary shares representing such stock.

Tax Consequences Applicable to U.S. Holders

Distributions Generally

If we make cash or other property distributions on our mandatory convertible preferred stock or common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, such dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. If we make distributions in excess of our current and accumulated earnings and profits, amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce (but not below zero) a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock, as applicable. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other taxable disposition of the mandatory convertible preferred stock or common stock, as applicable, and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our mandatory convertible preferred stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock, as applicable, could be characterized as “extraordinary dividends” under the Code. A corporate U.S. holder that has held our mandatory convertible preferred stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend generally will be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. holder’s adjusted tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our mandatory convertible preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under “—Distributions Generally.”

Adjustments to Conversion Rate

The conversion rate of our mandatory convertible preferred stock is subject to adjustment under specified circumstances. Such adjustments (or the failure to make such adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may be treated as a constructive distribution from us. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. holders of the mandatory convertible preferred stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula.

If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, a U.S. holder of mandatory convertible preferred stock will generally be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Distributions Generally.” Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such U.S. holder.

Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock

If a U.S. holder sells or disposes of shares of mandatory convertible preferred stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted basis in the shares of mandatory convertible preferred stock or common stock. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock or common stock for more than one year, and short-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock or common stock for one year or less. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are subject to U.S. federal income taxation at favorable rates. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A U.S. holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock. Any cash or common stock received upon conversion in respect of dividends in arrears on our mandatory convertible preferred stock should be treated as described above under “—Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include dividends to be paid in respect of any portion of the dividend period containing the date of conversion (“current period dividends”). Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. holder’s adjusted tax basis and holding period in the common stock received upon conversion generally will be the same as its adjusted tax basis and holding period in the converted mandatory convertible preferred stock (reduced by the portion of its adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash). Common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to its fair market value on the date of conversion, and a new holding period that will begin on the day after the conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of such cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock for more than one year at the time of conversion.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash or common stock in respect of current period dividends or the net present value of future dividends, the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. holder converts its mandatory convertible preferred stock and we choose to pay such U.S. holder cash in respect of current period dividends or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by the U.S. holder upon conversion of the mandatory convertible preferred stock into common stock and therefore should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, a U.S. holder’s realized gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to current period dividends or future dividends over the U.S. holder’s tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of any realized gain that is recognized in the conversion (which generally will be equal to the lesser of the realized gain and such cash) is uncertain. If the receipt of the cash attributable to current period dividends or future dividends is considered to have the effect of a distribution, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be treated as capital gain. To the extent the amount of cash received in respect of current period dividends or the net present value of future dividends exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

In the event a U.S. holder converts its mandatory convertible preferred stock and we deliver to such U.S. holder common stock in respect of current period dividends or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of current period dividends or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to current period dividends or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions Generally.”

In the event a U.S. holder’s mandatory convertible preferred stock is converted pursuant to one of certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Medicare Tax on Net Investment Income

Certain U.S. holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of: (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax.

Backup Withholding and Information Reporting

We or an applicable withholding agent may be required to report to U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of mandatory convertible preferred stock or common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Distributions Generally

Distributions that are treated as dividends for federal income tax purposes (see “—Tax Consequences Applicable to U.S. Holders—Distributions Generally,” “—Adjustments to Conversion Rate,” and “—Conversion of Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as return of capital or capital gain could be subject to withholding tax at a rate of 15% under FIRPTA (defined below) if we are considered a USRPHC (defined below) and our stock is not “regularly traded” on an established securities market (see “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock”). For withholding purposes, we expect that all distributions would be treated as made out of our current or accumulated earnings and profits and thus treated as dividends. However, a non-U.S. holder may be able to obtain a refund of any withheld tax by timely filing an appropriate claim for refund with the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our mandatory convertible preferred stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the mandatory convertible preferred stock or common stock are effectively connected with such U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to the applicable withholding agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our mandatory convertible preferred stock or common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or a failure to adjust the conversion rate of the mandatory convertible preferred stock or distributions on mandatory convertible preferred stock made in our common stock. See “—Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) may withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. holder.

Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our mandatory convertible preferred stock or common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our common stock or mandatory convertible preferred stock constitutes a “United States real property interest,” or “USRPI,” by reason of our status as a United States real property holding corporation, or “USRPHC,” within the meaning of the “Foreign Investment in Real Property Tax Act,” or “FIRPTA,” for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe that we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we will not become a USRPHC in the future.

If we are or become a USRPHC, so long as our mandatory convertible preferred stock or common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of such regularly traded stock (as a sale of a USRPI) only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% of such class of stock.

Although not free from doubt, we anticipate that our depositary shares (which represent mandatory convertible preferred stock) will be treated as being “regularly traded” on an established securities market. However, even if our mandatory convertible preferred stock is not treated as so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a USRPI if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. holder has not, at the time it acquires the mandatory convertible preferred stock and at certain other times described in the applicable Treasury regulations, directly or indirectly held mandatory convertible preferred stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. We believe that our common stock is, and anticipate it will continue to be, “regularly traded” on an established securities market. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the

non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of our depositary shares, mandatory convertible preferred stock or common stock, generally would be required to file a U.S. federal income tax return, and (and, if the relevant securities were not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

If the mandatory convertible preferred stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. holder’s holding period for our mandatory convertible preferred stock, such non-U.S. holder generally will not recognize gain or loss upon the conversion of such mandatory convertible preferred stock into our common stock. If the mandatory convertible preferred stock is treated as a USRPI with respect to a non-U.S. holder, such non-U.S. holder generally will recognize gain or loss upon conversion of such mandatory convertible preferred stock into our common stock unless the common stock constitutes a USRPI with respect to such non-U.S. holder and such non-U.S. holder complies with certain reporting requirements in the Treasury regulations.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our mandatory convertible preferred stock should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “—Distributions Generally.” A non-U.S. holder may recognize capital gain or dividend income when such holder receives cash attributable to current period dividends or the net present value of future dividends, as described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “—Distributions Generally.”

Backup Withholding Tax and Information Reporting

We or an applicable withholding agent must report annually to the IRS and to a non-U.S. holder the amount of distributions on our mandatory convertible preferred stock or common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Backup withholding, however, generally will not apply to payments to a non-U.S. holder of our mandatory convertible preferred stock or common stock provided the non-U.S. holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person that is not an exempt recipient.

The payment of the proceeds from the disposition of our mandatory convertible preferred stock or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the beneficial owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our mandatory convertible preferred stock or common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of proceeds from the disposition of our mandatory convertible preferred stock or common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is not a United States person and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our mandatory convertible preferred stock or common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or on gross proceeds from the sale or other disposition of, mandatory convertible preferred stock or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from the sale or other disposition of our mandatory convertible preferred stock or common stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the mandatory convertible preferred stock or common stock.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the depositary shares being offered. Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are the representatives of the underwriters. Subject to certain conditions, each underwriter has severally agreed to purchase the number of depositary shares indicated in the following table:

Underwriters	Number of Depositary Shares
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.

Total	7,000,000

The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken. If the underwriters sell more depositary shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,050,000 depositary shares from the Company. The underwriters may exercise that option for 30 days. If any depositary shares are purchased from the Company pursuant to this option, the underwriters will severally purchase depositary shares in approximately the same proportion as set forth in the table above.

The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional 1,050,000 depositary shares from the Company.

Paid by the Company
	No Exercise	Full Exercise
Per Depositary Share	$	$
Total	$	$

Depositary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per depositary share from the public offering price. If all the depositary shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

The Company and the directors and officers of the Company have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.

The depositary shares are a new issue of securities with no established trading market. We do not intend to apply to list the depositary shares on the NYSE unless we are advised by the underwriters prior to the issuance of the depositary shares that the minimum distribution requirement established by the NYSE for listing the depositary shares has been satisfied and the underwriters request that we apply for listing the depositary shares on the NYSE. There can be no assurance that such requirement will be satisfied. Even if the underwriters request that we apply for listing of the depositary shares on the NYSE and the depositary shares are approved for listing, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

The Company’s common stock is listed on the NYSE under the symbol “RXN.”

In connection with the offering the underwriters may engage in stabilizing transactions, short sale transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Short sale transactions involves sales by the underwriters of depositary shares in excess of the number of depositary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of depositary shares that they may purchase in their option to purchase additional depositary shares. In a naked short position, the number of depositary shares involved is greater than the number of depositary shares in their option to purchase additional depositary shares. The underwriters may close out any covered short position by either exercising their option to purchase additional depositary shares and/or purchasing depositary shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of depositary shares to close out the short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through their option to purchase additional depositary shares. If the underwriters sell more depositary shares than could be covered by their option to purchase additional depositary shares, a naked short position, the position can only be closed out by buying depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the depositary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result the price of the depositary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. The underwriters or certain of its affiliates are lenders and is the administrative agent under our credit agreement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Related Party Purchases

Certain of our directors have indicated an interest in purchasing in the aggregate              of our depositary shares for an aggregate purchase price of $         million in this offering at the public offering price.

Notice to Prospective Investors in Canada

Resale Restrictions

The distribution of depositary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the depositary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing depositary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the depositary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of the Company’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of the Company’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of depositary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the depositary shares in their particular circumstances and about the eligibility of the depositary shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of depositary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of depositary shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of depositary shares.

Notice to Prospective Investors in Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The depositary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the depositary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the depositary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The depositary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring depositary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarterly periods ended June 30, 2016 and September 30, 2016;

•	the information responsive to Part III of Form 10-K for the year ended March 31, 2016 provided in our Definitive Proxy Statement on Schedule 14A, dated June 9, 2016, and the Supplement thereto dated July 14, 2016;

•	our Current Reports on Form 8-K dated April 5, 2016, April 26, 2016, May 18, 2016 (reports of that date as to Items 8.01 and 9.01, and Items 5.01 and 9.01), June 1, 2016, July 28, 2016 and November 2, 2016 (report as to Items 1.01, 2.03 and 9.01); and

•	all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the termination of this offering will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find Additional Information.”

LEGAL MATTERS

The validity of the mandatory convertible preferred stock and the depositary shares covered by this prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP New York, New York.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in Rexnord Corporation’s Annual Report (Form 10-K) for the year ended March 31, 2016 (including the schedule appearing therein) and the effectiveness of Rexnord Corporation’s internal control over financial reporting as of March 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Rights

Units

Depositary Shares

Rexnord Corporation

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offerings. In addition, selling stockholders may offer and sell shares of our common stock from time to time in such amounts, at such prices and on such terms as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

This prospectus describes the general manner in which our securities may be offered using this prospectus. Specific terms of the securities, including the offering prices, will be provided in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We and any selling stockholders may offer these securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RXN.”

Investing in our securities involves risk. You should read the section entitled “Risk Factors” in any applicable prospectus supplement, as well as in our most recent Annual Report on Form 10-K and our other reports or documents filed with the Securities and Exchange Commission that are incorporated herein by reference, for discussions of certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 30, 2016.

Neither we nor any of the selling stockholders have authorized any other person to provide you with any information other than that contained or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, the securities offered hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in or incorporated by reference into this prospectus that are important to our business, including, without limitation, Falk®, Rexnord®, Rex®, Prager™, Renew®, FlatTop™, Steelflex®, Thomas®, Omega®, Viva®, Wrapflex®, Lifelign®, True Torque®, Addax®, Shafer®, Marbett®, MCI®, PSI®, Cartriseal®, Autogard®, Berg®, Highfield®, Stearns®, Cambri-Link®, Duraflex®, Zurn®, Wilkins®, Aquaflush®, AquaSense®, AquaVantage®, Zurn One®, Zurn One Systems®, EcoVantage®, HydroVantage™, AquaSpec®, VAG®, GA®, Rodney Hunt® and Fontaine®. Any other trademarks appearing or incorporated by reference in this prospectus are the property of their holders.

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ABOUT THIS PROSPECTUS

Unless otherwise noted, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries. As used in this prospectus, “fiscal year” refers to our fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2016” or “fiscal 2016” means the period from April 1, 2015 to March 31, 2016).

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this process, we may, from time to time, sell the securities, or combinations of the securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer and the shares of our common stock that we or any selling stockholders named in a prospectus supplement may offer.

Each time we or selling stockholders offer securities, we, to the extent required, will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find Additional Information.”

THE COMPANY

Rexnord is a growth-oriented, multi-platform industrial company with what we believe are leading market shares and highly-trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification have allowed us to provide highly-engineered, mission-critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders.

Our Process & Motion Control platform designs, manufactures, markets and services specified, highly engineered mechanical components used within complex systems where our customers’ reliability requirements and the cost of failure or downtime are high.

Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation.

Our principal executive offices are located at 247 Freshwater Way, Milwaukee, WI 53204, and our telephone number is (414) 643-3739. Rexnord Corporation was incorporated in Delaware in 2006. The address of our internet site is www.rexnord.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors set forth in any applicable prospectus supplement, as well as the other information contained in this prospectus or incorporated by reference into this prospectus. In addition to those discussed elsewhere in this prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K, and any subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

We disclose, or will disclose, important factors that could cause actual results to differ materially from our expectations under “Risk Factors” in any applicable prospectus supplement and under “Risk Factors” in our most recent Annual Report on Form 10-K, or in our subsequent filings with the SEC, and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the impact of our indebtedness;

•	our competitive environment;

•	general economic and business conditions, market factors and our dependence on customers in cyclical industries;

•	the effect of local, national and international economic, credit and capital market conditions on the economy in general, and on our customers and the industries in which we operate in particular;

•	risks associated with our international operations;

•	the loss of any significant customer;

•	dependence on independent distributors;

•	increases in cost of our raw materials and our possible inability to increase product prices to offset such increases;

•	impact of weather on the demand for our products;

•	changes in technology and manufacturing techniques;

•	performance, and potential failure, of our information and data security systems;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental, health and safety laws and regulations;

•	the costs associated with asbestos claims and other potential product liability;

•	the costs related to strategic acquisitions or divestitures or the integration of recent and future acquisitions into our business;

•	our access to available and reasonable financing on a timely basis;

•	changes in governmental laws and regulations, or the interpretation or enforcement thereof, including for environmental matters;

•	reliance on intellectual property;

•	work stoppages by unionized employees;

•	loss of key personnel;

•	changes in pension funding requirements; and

•	potential impairment of goodwill and intangible assets.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you or that could cause our actual results to differ materially from the results referred to in any forward-looking statement. All forward-looking statements in this prospectus attributable to us apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. All forward-looking statements included in documents incorporated by reference into this prospectus apply only as of the date of such documents. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We intend to use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. These general corporate purposes may include, among other things, additions to our working capital, capital expenditures, research and development, repayment of debt, repurchases of stock, or the financing of possible acquisitions and investments.

We will not receive any proceeds from the resale of shares of common stock by any selling stockholders under any prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by the board of directors. As of October 31, 2016, there were 102,761,239 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our existing common stock is validly issued, fully paid and nonassessable.

The discussion below describes the most important terms of our capital stock, certificate of incorporation, bylaws and certain agreements among us and certain of our stockholders. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our certificate of incorporation and bylaws and to those agreements, which are exhibits to our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock would be able to, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares would not be able to elect any directors.

Dividend Rights. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any outstanding preferred stock. Our senior secured credit facilities and any other debt instruments may impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation or dissolution of Rexnord Corporation, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including any preferential rights afforded to then-outstanding preferred stock.

Other Matters. The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Dividend Policy

We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. In addition, the agreement governing our senior secured credit facilities limits our ability to pay dividends or other distributions on our common stock. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

Preferred Stock

Our board of directors, without further stockholder approval, may issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock.

The preceeding summary of certain provisions of the preferred stock does not purport to be complete and is subject to the designation of any series of preferred stock by our board of directors, which would be described in a prospectus summary relating to that preferred stock. The summary is qualified in its entirety by reference to the provisions of the designation of any series of preferred stock filed with the SEC in connection with any offering of such preferred stock.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the DGCL. Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management.

“Blank Check” Preferred Stock. Our certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Classified Board. Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

Removal of Directors; Vacancies. Our certificate of incorporation and bylaws provide that a director may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors.

No Cumulative Voting. Our certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our bylaws do not permit stockholder action without a meeting by consent. The bylaws also provide that special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Delaware Takeover Statute. Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our certificate of incorporation limits the liability of our officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This certificate of incorporation provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate and bylaws also generally provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

We currently maintain liability insurance for our directors and officers.

Our certificate of incorporation and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change in control of Rexnord Corporation.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

•

we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or our legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•

we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

We have entered into indemnification agreements with our directors and certain officers. The indemnification agreements provide generally that we must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the indemnification agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ours to us or to our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consent to this forum selection provision.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “RXN.”

DESCRIPTION OF WARRANTS

We may issue, alone or together with other securities, warrants for the purchase of other securities. The warrants will be issued under a warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. Each series of warrants would be issued under a separate warrant agreement. The warrant agreement may include or incorporate by reference standard warrant provisions. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

If warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the warrants, including, among other things, the following:

•	the offering price, if any;

•	the number or amount of, and the class of, securities purchasable upon exercise of one warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	any applicable material United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the warrants;

•	the terms of exercise of the warrants; and

•	any other terms, and procedures for exercise, of the warrants.

DESCRIPTION OF RIGHTS

We may issue other rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement.

If rights are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the rights, including, among other things, the following:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the number or amount of, and the class of, securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable material United States federal income tax considerations.

The preceding summary of certain provisions of the rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the rights agreement that will be filed with the SEC in connection with the offering of such rights.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of certain other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things, the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any applicable material United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that is selected by us, which we refer to as the “bank depositary.” Each owner of a depository share will be entitled to all the right, preferences and privileges of the preferred stock represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

•	the material terms of the depositary shares and of the underlying preferred stock;

•	the identity of the bank depositary and the material terms of the depositary agreement;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares; and

•	any applicable material United States federal income tax considerations.

PLAN OF DISTRIBUTION

We may offer and sell the securities, and any selling stockholders may sell their shares, in any one or more of the following methods:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with us or any selling stockholders to sell a specified number of such securities at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Any selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices.

In connection with these sales, we or any selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to underwriters, broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•

enter into option or other transactions with underwriters, broker-dealers or other financial institutions that require the delivery to the underwriter, broker-dealer or other financial institution of shares of the common stock, which the underwriter, broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a underwriter or broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

With respect to a particular offering of securities held by us or any selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling stockholders, if applicable;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from us or any selling stockholder.

Broker-dealers engaged by us or any selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or any selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. We, and if applicable any selling stockholders, do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless the sale has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, certain legal matters will be passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. If any legal matters in connection with offerings made in connection with this prospectus are passed upon by other counsel for underwriters, dealers, or agents, such counsel will be named in the prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in Rexnord Corporation’s Annual Report (Form 10-K) for the fiscal year ended March 31, 2016 (including the schedule appearing therein) and the effectiveness of Rexnord Corporation’s internal control over financial reporting as of March 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 1-35475). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (414) 643-3739 or by mail at Rexnord Corporation, 247 Freshwater Way, Milwaukee, Wisconsin 53204. Certain information about our company may also be obtained from our website at www.rexnord.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarterly periods ended June 30, 2016 and September 30, 2016;

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the information responsive to Part III of Form 10-K for the fiscal year ended March 31, 2016 provided in our Definitive Proxy Statement on Schedule 14A, dated June 9, 2016, and the Supplement thereto dated July 14, 2016;

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our Current Reports on Form 8-K dated April 5, 2016, April 26, 2016, May 18, 2016 (reports of that date as to Items 8.01 and 9.01, and Items 5.02 and 9.01, respectively), June 1, 2016, July 28, 2016, and November 2, 2016 (report as to Items 1.01, 2.03 and 9.01); and

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The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form 8-A dated July 14, 2014, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Rexnord Corporation

247 Freshwater Way

Milwaukee, Wisconsin 53204

Attention: Corporate Secretary

Telephone: (414) 643-3739

You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.